Exhibit 99.1

Quantum-Si Signs Lease for New Headquarters in New Haven

Quantum-Si will begin relocating to the landmark Winchester Works site in the first half of 2022

GUILFORD, Conn., Jan. 04, 2022 -- (BUSINESS WIRE) -- Quantum-Si Incorporated (Nasdaq: QSI) (“Quantum-Si,” “QSI” or the “Company”), a life sciences tools company commercializing a unique protein sequencing platform, today announced that it has entered into a lease agreement with Winchester Office LLC to develop a new headquarters at Winchester Works, a technology and life sciences building across the street from Yale’s Science Hill.

The new headquarters will consist of a state-of-the-art, mixed-use space that is approximately 65,000 square-feet and will house office and core research and development space.  Winchester Office LLC comprises LMXD – an affiliated company of L+M Development Partners – Twining Properties and the Goldman Sachs Urban Investment Group.

Winchester Works (source: JLL/Quantum-Si)

Quantum-Si will begin relocating to the new headquarters in the first half of 2022. In June 2021, Quantum-Si also had announced the lease of a new product development and operations facility in San Diego which opened in the third quarter of 2021.

“Our combined campuses in Connecticut and California will be the cornerstone of growth for both research and development and commercial operations,” said John Stark, Chief Executive Officer of Quantum-Si. “Having a presence in these vibrant life sciences hubs will enable Quantum-Si to recruit high-caliber talent as we continue to scale up operations ahead of our planned platform commercial launch in 2022.”

“The life sciences sector is going to play a critical role in our nation’s post-pandemic recovery, and we believe that New Haven – particularly the Winchester Works campus – will help with that resurgence,” said Jake Pine, Senior Director at LMXD. “Quantum-Si will make a significant impact to an already bustling life science campus bringing cutting-edge technology and critical jobs to Winchester Works.”

About Quantum-Si
Founded by Dr. Jonathan Rothberg in 2013, Quantum-Si is focused on revolutionizing the growing field of proteomics. The Company's suite of technologies is powered by a first-of-its-kind semiconductor chip designed to enable single molecule next-generation protein sequencing and digitize proteomic research in order to advance drug discovery and diagnostics beyond what has been possible with DNA sequencing.

About Winchester Works
Built in 2012, the approximately 130,000-square-foot Class A office building at 115 Munson Street was the first new office building constructed in New Haven in more than 20 years. Winchester Office LLC purchased the property in late 2019 and has reimagined the building with life sciences tenants in mind, overhauling the entrance and lobby and revamping the rooftop amenity space.

Winchester Works is the first stage in the Winchester Center master plan, which could eventually include the four development sites in Science Park at Yale, all part of New Haven CT’s former Winchester Factory that once employed 25,000 people. Winchester Center could eventually include over 1,000 apartments, retail space and 500,000 square feet of office and lab space.

Forward Looking Statements
This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. The actual results of the Company may differ from its expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company's expectations with respect to future performance and development and commercialization of products and services, and the timing for commencing operations at the new facility and the potential impact of the new facility on our business. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements. Most of these factors are outside the Company's control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the impact of COVID-19 on the Company's business; the inability to maintain the listing of the Company's shares of Class A common stock on The Nasdaq Stock Market LLC; the ability to recognize the anticipated benefits of the recently completed business combination, which may be affected by, among other things, competition and the ability of the Company to grow and manage growth profitably and retain its key employees; changes in applicable laws or regulations; the ability of the Company to raise financing in the future; the success, cost and timing of the Company's product development and commercialization activities; the potential attributes and benefits of the Company's products and services; the Company's ability to obtain and maintain regulatory approval for its products, and any related restrictions and limitations of any approved product; the Company's ability to identify, in-license or acquire additional technology; the Company's ability to maintain its existing lease, license, manufacture and supply agreements; the Company's ability to compete with other companies currently marketing or engaged in the development and commercialization of products and services that the Company is developing; the size and growth potential of the markets for the Company's future products and services, and its ability to serve those markets, either alone or in partnership with others; the pricing of the Company's products and services following anticipated commercial launch; the Company's estimates regarding future expenses, future revenue, capital requirements and needs for additional financing; the Company's financial performance; and other risks and uncertainties indicated from time to time in the Company's filings with the U.S. Securities and Exchange Commission. The Company cautions that the foregoing list of factors is not exclusive. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

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Investor Contacts
Juan Avendano
Mike Cavanaugh
(617) 877-9641
ir@quantum-si.com

Media Contact
Cammy Duong
(203) 682-8380
QSI-PR@westwicke.com

Source: Quantum-Si Incorporated